Exhibit (d)(36)(iii)

AXA PREMIER VIP TRUST

AMENDMENT NO. 3

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 3 to the Investment Advisory Agreement dated as of February 1, 2010 (“Amendment No. 3”), between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”) and SSgA Funds Management, Inc. a Massachusetts corporation (the “Adviser”).

AXA Equitable and Adviser agree to modify the Investment Advisory Agreement, as amended, dated as of January 15, 2009, (“Agreement”), for the AXA Premier VIP Trust (“Trust”) to reflect the termination of the Agreement with respect to the Multimanager International Equity Portfolio; Multimanager Mid Cap Growth Portfolio; Multimanager Mid Cap Value Portfolio; Multimanager Small Cap Growth Portfolio; and Multimanager Small Cap Value Portfolio (the “Terminated Portfolios”):

1. Removed Portfolios. Effective February 1, 2010, all references to each Terminated Portfolio is the Agreement is hereby removed.

2. Existing Portfolios. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser for the Multimanager Core Bond Portfolio; Multimanager Large Cap Growth Portfolio; Multimanager Multi-Sector Bond Portfolio; and Multimanager Technology Portfolio.

3. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 3 as of the date first set forth above.

AXA EQUITABLE LIFE INSURANCE COMPANY		SSgA FUNDS MANAGEMENT, INC.

By:	/s/ Steven M. Joenk	By:	/s/ James Ross
	Steven M. Joenk		Name: James Ross
	Senior Vice President		Title: President

APPENDIX A

AMENDMENT NO. 3

INVESTMENT ADVISORY AGREEMENT

The Manager shall pay the Adviser monthly compensation computed daily at an annual rate equal to the following:

Allocated Portion of a Portfolio	Annual Advisory Fee Rate**

Multimanager Core Bond Portfolio*	0.02% of the Index Allocated Portion’s average daily net assets up to and including $2 billion; 0.015% of the Index Allocated Portion’s average daily net assets in excess of $2 billion

Multimanager Multi-Sector Bond Portfolio*	0.08% of the Index Allocated Portion’s average daily net assets up to and including $150 million; 0.06% of the Index Allocated Portion’s average daily net assets in excess of $150 million+

0.02% of the Index Allocated Portion’s average daily net assets up to and including $2 billion; 0.015% of the Index Allocated Portion’s average daily net assets in excess of $2 billion++

Multimanager Large Cap Growth Portfolio*	0.02% of the Index Allocated Portion’s average daily net assets up to and including $150 million; 0.015% of the Index Allocated Portion’s average daily net assets in excess of $150 million

Multimanager Technology Portfolio*	0.04% of the Index Allocated Portion’s average daily net assets up to and including $100 million; 0.03% of the Index Allocated Portion’s average daily net assets in excess of $100 million up to and including $600 million; 0.0275% of the Index Allocated Portion’s average daily net assets in excess of $600 million

*	Fees to be paid with respect to each Portfolio shall be based only on the portion of each Portfolio’s average daily net assets advised by the Adviser, which may be referred to as the “Index Allocated Portion.”
**	The daily advisory fee for the Index Allocated Portion is calculated by multiplying the aggregate net assets of the Index Allocated Portion at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.
+	Fees to be paid shall be based only on the Index Allocated Portion’s average daily net assets advised by the Adviser employing a Barclays Capital U.S. Corporate High Yield Index strategy.
++	Fees to be paid shall be based only on the Index Allocated Portion’s average daily net assets advised by the Adviser employing a Barclays Capital U.S. Aggregate Bond Index strategy.